UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/3/2012

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 3, 2012, the holder of all of the outstanding shares of the Series A Preferred Stock of Discovery Communications, Inc. (the “Company”), Advance/Newhouse Programming Partnership, by its written consent, appointed S. Decker Anstrom to the Company's Board of Directors.
Under the terms of the Company's restated certificate of incorporation, the holder of the Company's Series A Preferred Stock has the right to elect three members of the Company's Board. Mr. Anstrom, who fills the vacancy left by the resignation of Lawrence Kramer from the Company's Board on June 1, 2012, will serve as a Series A Preferred Stock director and will stand for re-election with the other Series A Preferred Stock directors at the 2013 annual meeting of the Company's stockholders. He is expected to be appointed to serve on the Board's Audit Committee.
Mr. Anstrom, 62, was President of Landmark Communications and Chairman of The Weather Channel companies from 2002 until his retirement in 2008. From 2001 to September 2011, he served as a member of the Board of Directors and also served as chair of the Governance Committee of Comcast Corporation. In 2011 and 2012, Mr. Anstrom served as U.S. Ambassador and Head of the U.S. Delegation to the 2012 World Radiocommunication Conference, a treaty conference that considered international and regional spectrum allocations that support satellite, mobile and other wireless services.
Mr. Anstrom will be compensated for his services on the Company's Board pursuant to the existing compensation program for non-employee directors set forth in the Company's proxy statement dated April 2, 2012 for the Company's 2012 annual meeting of stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: December 5, 2012	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer and General Counsel